UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Regis Corporation
(Name of Registrant as Specified In Its Charter)

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FOR IMMEDIATE RELEASE

REGIS URGES SHAREHOLDERS TO VOTE TO SUPPORT THE
VALUE-ENHANCING CHANGES ALREADY UNDERWAY

Regis Shareholders Should Protect their Investment and Vote FOR the Board’s Nominees on the GOLD Proxy Card Today

Minneapolis, MN – October 20, 2011 – Regis Corporation (NYSE: RGS) (“Regis”), the global leader in the $160 billion hair care industry, announced today that it is mailing a letter to shareholders in connection with the Company’s 2011 Annual Meeting of Shareholders, scheduled for October 27th.

The following is the text of the letter from Paul D. Finkelstein, Regis’ Chairman and Chief Executive Officer, and Randy L. Pearce, Regis’ President, on behalf of the Regis Board of Directors and its management team:

October 20, 2011

Dear Fellow Shareholder:

The 2011 Annual Meeting of Shareholders, scheduled for October 27th, is fast approaching, and your vote could impact the future of your investment in Regis.  We are asking you to protect the value of that investment by supporting the significant changes that are underway at Regis through your vote at this important meeting.

Your Board and management team are confident in the Company’s future and committed to further enhancing shareholder value.  We urge you to vote FOR all of Regis’ director nominees using the enclosed GOLD proxy card.  Since time is short, we encourage you to submit your vote by telephone or by Internet.

WE BELIEVE NONE OF THE STARBOARD NOMINEES HAS AS MUCH EXPERIENCE IN THE KEY AREAS OF OUR BUSINESS AS REGIS’ HIGHLY QUALIFIED NOMINEES

With diverse experience and senior leadership relevant to our business, we believe your Board’s nominees are best equipped to help Regis successfully execute its plan to drive growth and long-term profitability.

Regis Nominee	CEO / CFO / Finance Experience	Public Company Experience	Retail / Branding Experience
Rolf Bjelland	✓
Joseph (“Joel”) Conner	✓		✓
Paul Finkelstein	✓	✓	✓
Van Zandt Hawn	✓
Susan Hoyt		✓	✓
Michael Merriman	✓	✓	✓
Stephen Watson	✓	✓	✓

We believe Starboard’s lack of relevant retail experience is evident in its failure to address the single most important factor in creating significant shareholder value: strategies to increase salon sales.  Your experienced Board and management team have identified strategies designed to increase salon customer satisfaction and retention, and are focused on aggressively implementing these strategies in order to grow sales and profits.

THE INCUMBENT BOARD IS ALREADY A “CHANGE AGENT”

Regis’ revenue, cost cutting and governance initiatives have been in place long before Starboard’s very recent entry into our stock.  As a result, Regis is far along in addressing the issues recently brought forward by Starboard.  Your Company has taken and continues to take aggressive actions to cut costs, decrease debt and create operational efficiencies that will drive long-term expense reduction.  Furthermore, real value is growing the top line; cuts alone won’t do it.  Starting in 2008, Regis has maintained a consistent focus on improving its cost structure and strengthening its balance sheet.  As of FY 2011, these initiatives have produced dramatic and meaningful results, including cost savings of $48 million and debt reduction of $490 million, and have further positioned our Company to realize significant additional savings:

•                  We expect to achieve $40-50 million of additional cost savings over the next two fiscal years

•                  $25-35 million to be achieved in FY 2012, and the remainder in FY 2013

•                  In aggregate, we expect to achieve $80-90 million in cost savings from FY 2009 to FY 2013

•                  Targeted cuts are focused on:

•                  Increasing technology use to reduce travel and printing expenses

•                  Lowering salon payroll costs by reducing turnover and enhancing leveraged pay plans

•                  Reducing interest expense

•                  Lowering corporate G&A

LEADERSHIP TRANSITION PLAN AND IMPORTANT GOVERNANCE CHANGES UNDERWAY TO LEAD THE COMPANY AND DRIVE SHAREHOLDER VALUE

Significant management changes were announced prior to Starboard’s investment and important change is underway:

•                  Announced new President, COO, CFO and head of business development

•                  Announced planned retirement of Paul Finkelstein as CEO in February 2012

•                  Upgraded the talent of our senior management team and announced the departure of three of five Executive Vice Presidents

•                  CEO succession-planning process began more than three years ago

•                  Randy Pearce was named President in February 2011, allowing the Board to carefully evaluate his performance, and has been appointed to serve as the Company’s new CEO effective February 2012

In addition, you should be aware that the Regis Board has been keenly focused on corporate governance, and has taken the following actions:

•                  Two new independent directors have been added to the seven-member Board since 2008

•                  A new independent director candidate has been nominated for the 2011 Annual Meeting

•                  Determined to add an additional new independent Board member during 2012

•                  Committed to name a new independent Chairman by July 2012

•                  Three current Board members will transition off the Board by the 2012 Annual Meeting

Following these changes, the majority of Regis directors will have begun service in or after 2010.  We are confident that these steps position the Company to deliver superior long-term value.

THE ADDITION OF STARBOARD’S SLATE OF DIRECTOR NOMINEES COULD HINDER THE EXECUTION OF THE COMPANY’S LONG-TERM GROWTH PLAN

Regis believes that it is not in the best interests of shareholders for over 40% of its Board to be representatives of a single and relatively recent shareholder with only a 5.2% interest in the Company.  In our view, this could hinder the Board’s ability to make the changes necessary to enhance shareholder value.  We believe that it is in the best interests of Regis shareholders that the Board maintain its current course in order to carry out the strategy in place.  It is our conviction that reasonable Board continuity is critical to the Company’s success.

STARBOARD HAS REJECTED REGIS’ GOOD-FAITH EFFORTS TO REACH A SETTLEMENT

For over two months, your Board and management team have attempted to negotiate a settlement with Starboard, which we believe is in the best interests of our shareholders and includes reasonable board representation, a review of alternatives for non-core assets and aggressive operational goals.  Given that Starboard holds just 5.2% of recently-acquired stock in Regis, the Company believes that board representation exceeding one director would provide Starboard with disproportionate representation on the Regis Board.

LEADING PROXY ADVISORY FIRM GLASS LEWIS & CO. AGREES WITH REGIS’ BOARD SETTLEMENT PROPOSAL TO ELECT ONE STARBOARD NOMINEE TO THE REGIS BOARD

Glass Lewis & Co., a leading independent proxy voting advisory firm, supports Regis’ proposal for a settlement with Starboard.  In a recently published report, Glass Lewis noted that:

“The Dissident has only held its shares in the Company for a short period though we acknowledge that it has acquired a substantial stake (more than 5%) in the Company and is among the top ten investors.  Notably, the Company has also stated that it remains willing to settle with Starboard and provide it a single seat on the board.  In our opinion, one seat on the Regis board is adequate in light [of] Starboard’s economic interest and will provide the Dissident further insight to the Company’s operations as well as the ability to participate in the ongoing strategic decisions and planning of the Company’s turnaround.”(1)

Your Board of Directors is asking you to support the election of all seven of its director nominees, six of whom are independent, at the Annual Meeting by voting the GOLD card TODAY

Your vote is extremely important, no matter how many or how few shares you own.  Please take a moment to vote FOR the Regis nominees by telephone, by Internet or by signing, dating and returning the enclosed GOLD proxy.

Thank you for your continued support,

Paul D. Finkelstein	Randy L. Pearce
Chairman and Chief Executive Officer	President

(1)  Permission to use quotation was neither sought nor obtained.

TIME IS SHORT, AND YOUR VOTE IMPORTANT!

We encourage you to vote by telephone or by Internet to ensure that your shares are represented at the Annual Meeting.

If you have questions about how to vote your shares on the GOLD proxy card, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free:  (877) 750-5837

Banks and Brokers Call Collect:  (212) 750-5833

IMPORTANT

We urge you NOT to sign any White proxy card sent to you by Starboard Value.  If you have already done so, you have every legal right to change your vote by using the enclosed GOLD proxy card, as only the latest dated proxy card will count.

Faegre & Benson LLP and Wachtell, Lipton, Rosen & Katz are serving as legal advisors to Regis.  Perella Weinberg Partners and BofA Merrill Lynch are serving as the Company’s financial advisors.

About Regis Corporation

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in beauty salons, hair restoration centers and cosmetology education. As of June 30, 2011, the Company owned, franchised or held ownership interests in approximately 12,700 worldwide locations. Regis’ corporate and franchised locations operate under concepts such as Supercuts, Sassoon Salon, Regis Salons, MasterCuts, SmartStyle, Cost Cutters, Cool Cuts 4 Kids and Hair Club for Men and Women. In addition, Regis maintains an ownership interest in Provalliance, which operates salons primarily in Europe, under the brands of Jean Louis David, Franck Provost and Saint Algue. Regis also maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan. System-wide, these and other concepts are located in the U.S. and in over 30 other countries in North America, South America, Europe, Africa and Asia. For additional information about the company, please visit the Investor Information section of the corporate website at www.regiscorp.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. The forward-looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the personal hair care industry, which remains strong, both domestically and internationally, price sensitivity; changes in economic conditions; changes in consumer tastes and fashion trends; the ability of the Company to implement its planned spending and cost reduction plan and to continue to maintain compliance with financial covenants in its credit agreements; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations and financing for new salon development and to maintain satisfactory relationships with landlords and other licensors with respect to existing locations; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify, acquire and integrate salons that support its growth objectives; the ability of the Company to maintain satisfactory relationships with suppliers; or other factors not listed above. The ability of the Company to meet its expected revenue target is dependent on salon acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth in the Company's Annual Report on Form 10-K for the year ended June 30, 2011. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

Additional Information

Regis, its directors, and certain of its officers and other employees are participants in the solicitation of proxies from Regis’s shareholders in connection with Regis’s 2011 Annual Meeting of Shareholders.  The Company has filed a definitive proxy statement with the SEC with respect to the 2011 Annual Meeting of Shareholders. Investors and security holders are urged to read the definitive proxy statement and GOLD proxy card because they contain important information. Investors and security holders may obtain free copies of the definitive proxy statement and other documents filed with the SEC at the SEC’s web site at www.sec.gov and by contacting Investor Relations at (952) 947-7777. Investors and security holders may also obtain free copies of the documents filed with the SEC on the Company’s website at http://www.regiscorp.com.

Contact Information

Mark Fosland

SVP, Finance and Investor Relations

952-806-1707

Andy Larew

Director, Finance-Investor Relations

952-806-1425

Kelly Sullivan / Annabelle Rinehart / Matthew Cuneo

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449